Exhibit 99.1

CONTACT:

Susan K. Cullen

Senior Executive Vice President,

Chief Financial Officer and Treasurer

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION

DECLARES QUARTERLY DIVIDEND OF $0.22 PER SHARE

Uniondale, NY – February 27, 2024 – Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Bank (the “Bank”), today announced that the Board of Directors (the “Board”) declared a quarterly dividend on its common stock of $0.22 per common share, payable on March 22, 2024, to shareholders of record at the close of business on March 11, 2024.

John R. Buran, the Company’s President and Chief Executive Officer stated: “The Company has a long history of paying dividends to shareholders since our first dividend in 1996. This quarter’s dividend marks the 111th consecutive quarterly dividend and highlights our commitment to shareholders. Given the progress on our previously adopted action plan, we are shifting our areas of focus in 2024 to 1) increasing the NIM and reducing volatility, 2) maintaining credit discipline, 3) preserving our strong liquidity and capital, and 4) bending the expense curve.”

FLUSHING FINANCIAL CORPORATION (Nasdaq: FFIC) is the holding company for Flushing Bank®, an FDIC insured, New York State—chartered commercial bank that operates banking offices in Queens, Brooklyn, Manhattan, and on Long Island. The Bank has been building relationships with families, business owners, and communities since 1929. Today, it offers the products, services, and conveniences associated with large commercial banks, including a full complement of deposit, loan, equipment finance, and cash management services. Rewarding customers with personalized attention and bankers that can communicate in the languages prevalent within these multicultural markets is what makes the Bank uniquely different. As an Equal Housing Lender and leader in real estate lending, the Bank’s experienced lending teams create mortgage solutions for real estate owners and property managers both within and outside the New York City metropolitan area. The Bank also fosters relationships with consumers nationwide through its online banking division with the iGObanking® and BankPurely® brands. Additional information on Flushing Financial Corporation and Flushing Bank may be obtained by visiting the Company’s web site at FlushingBank.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “goals”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

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